Exhibit 21.1

STABILIS SOLUTIONS, INC. SUBSIDIARY LIST

The following is a list of certain subsidiaries (greater than 50% owned) of the registrant and their respective states of incorporation.

Name of Subsidiary	Jurisdiction of Incorporation
Diversenergy, LLC	Delaware

Diversenergy Mexico S.A.P.I. de C.V.	Mexico

Lisbon LNG LLC	Washington

M&I Electric Industries, Inc.	Texas

Mile High LNG LLC	Delaware

PEG Partners, LLC	Delaware

Stabilis GDS, Inc.	Delaware

Prometheus Energy Canada Inc.	Canada

Prometheus Technologies, LLC	Washington

Stabilis Energy, LLC	Texas

Stabilis Energy Mexico 1, LLC	Texas

Stabilis Energy Mexico 2, LLC	Texas

Stabilis Energy Services LLC	Texas

Stabilis LNG Eagle Ford LLC	Delaware

Stabilis LNG Port Allen LLC	Texas

Stabilis GNL Mexico S.A.P.I. de C.V.	Mexico